Exhibit 99.1

McEwen Mining Reports Record Production in 2014

TORONTO, ONTARIO - (January 15, 2015) - McEwen Mining Inc. (NYSE: MUX) (TSX: MUX) is pleased to announce Q4 and 2014 full-year production results.

•                  In Q4 2014, the Company produced a quarterly record of 27,412 gold oz and 973,417 silver oz.

•                  In 2014 the Company produced an annual record of 84,363 gold oz and 3,195,693 silver oz.

El Gallo 1, Mexico

•                 In Q4 2014, we produced a record of 14,068 gold oz and 13,422 silver oz.

•                  In Q4 2014, our mined gold grade increased 73% quarter-over-quarter to 1.93 gpt Au. This year we expect to be mining an average grade of 2.6 gpt Au.

•                  This year annual gold production is expected to increase 31% to 50,000 oz.

•                  This year all-in sustaining costs are expected to decrease to $750 per gold oz due to a one third decrease in crusher throughput and lower mining, blasting and cyanide costs.

San José, Argentina (49%)*

•                  Our attributable production from San José in Q4 was 13,344 gold oz and 959,995 silver oz.

•                  In 2015 the gold and silver grades are expected to increase slightly to 6.15 gpt and 414 gpt for the year, respectively.

•                  This year annual production is expected to be similar to 2014, with 46,500 gold oz and 3,100,000 silver oz.

•                  At the current silver to gold ratio of 75:1, we expect all-in sustaining costs in 2015 to be $1,225 per gold equivalent oz.

Production costs for 2014 will be released with year-end financials in early March 2015.

At December 31, 2014, McEwen Mining had cash and liquid assets of $18.3 million and no bank debt.

Due to the volatility in the silver-to-gold ratio, we have decided to highlight both gold and silver ounces for our production instead of on a gold-equivalent (gold eq.) basis. For reference our 2014 guidance of 135,000 — 140,000 gold eq. oz was based on a silver-to-gold ratio of 60:1. At that ratio, our production in 2014 was 137,625 gold eq oz.

McEwen Mining Operating Results

	2015 Guidance	Full-Year 2014(1)	Full-Year 2013	Q4 2014(1)	Q4 2013
Corporate Total
Gold produced (oz)	96,500	84,363	79,158	27,412	20,686
Silver produced (oz)	3,120,000	3,195,693	3,135,468	973,417	857,011

San José — 100%
Ore production (tonnes)	550,000	571,018	536,937	152,689	156,150
Average grade gold (gpt)	6.15	5.77	6.42	6.19	6.03
Average head silver (gpt)	414	404	425	454	399
Average gold recovery (%)	87.0	88.8	89.2	89.6	87.6
Average silver recovery (%)	87.0	87.2	86.7	87.8	87.0
Gold produced (oz)	95,000	94,161	98,827	27,233	26,529
Silver produced (oz)	6,300,000	6,469,022	6,356,801	1,959,174	1,741,275
McEwen Mining — 49%*
Gold produced (oz)	46,500	46,139	48,425	13,344	12,999
Silver produced (oz)	3,100,000	3,169,821	3,114,833	959,995	853,225

El Gallo 1
Ore production (tonnes)	850,000	1,462,496	1,255,314	522,337	323,863
Average grade gold (gpt)	2.60	1.42	1.22	1.93	1.17
Gold produced (oz)	50,000	38,224	30,733	14,068	7,687
Silver produced (oz)	20,000	25,872	20,635	13,422	3,786

* The San José Mine is 49% owned by McEwen Mining and 51% owned and operated by Hochschild Mining.

1. Although believed by management to be accurate, information provided for production, tonnes and grades is preliminary and may consequently differ from final results expected to be disclosed in the Company’s forthcoming Form 10-K. Any differences are expected to be positive.

About McEwen Mining (www.mcewenmining.com)

The goal of McEwen Mining is to qualify for inclusion in the S&P 500 by creating a profitable gold producer focused in the Americas. McEwen Mining’s principal assets consist of the San José Mine in Santa Cruz, Argentina (49% interest); the El Gallo complex in Sinaloa, Mexico; the Gold Bar project in Nevada, US; the Los Azules project in San Juan, Argentina. McEwen Mining has 305.2 million shares fully diluted at January 15, 2015. Rob McEwen, Chairman, and Chief Owner, owns 75,168,564 shares or approximately 25% of the Company.

RELIABILITY OF INFORMATION

Minera Santa Cruz S.A. (“MSC”), the owner of the San José mine, is responsible for and has supplied to the Company all reported results from the San José mine. McEwen Mining’s joint venture partner, a subsidiary of Hochschild Mining plc, and its affiliates other than MSC do not accept responsibility for the use of project data or the adequacy or accuracy of this release.

Technical Information

The technical contents of this news release has been reviewed and approved by William Faust PE, Chief Operating Officer and a Qualified Person as defined by Canadian Securities Administrator National Instrument

43-101 “Standards of Disclosure for Mineral Projects”.

Cautionary Note regarding Non-GAAP Measures

In this report, we have provided information prepared or calculated according to U.S. GAAP, as well as provided some non-U.S. GAAP (“non-GAAP”) performance measures.  Because the non-GAAP performance measures do not have any standardized meaning prescribed by U.S. GAAP, they may not be comparable to similar measures presented by other companies.

Total cash costs consist of mining, processing, on-site general and administrative costs, community and permitting costs related to current explorations, royalty costs, refining and treatment charges (for both doré and concentrate products), sales costs, export taxes and operational stripping costs.  All-in sustaining cash costs consist of total cash costs (as described above), plus environmental rehabilitation costs, mine site exploration and development costs, and sustaining capital expenditures. In order to arrive at our consolidated all-in sustaining costs, we also include corporate general and administrative expenses. Depreciation is excluded from both total cash costs and all-in sustaining cash costs.  Total cash cost and all-in sustaining cash cost per ounce sold are calculated on a co-product basis by dividing the respective proportionate share of the total cash costs and all-in sustaining cash costs for the period attributable to each metal by the ounces of each respective metal sold. We use and report these measures to provide additional information regarding operational efficiencies both on a consolidated and an individual mine basis, and believe these measures provide investors and analysts with useful information about our underlying costs of operations. A reconciliation to the nearest U.S. GAAP measure is provided in McEwen Mining’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014.

Caution Concerning Forward-Looking Statements

There are significant risks and uncertainty associated with construction, commencing or expanding production or changing production plans without a current feasibility, pre-feasibility or scoping study. As such, El Gallo 1 may ultimately be determined to lack one or more geological, engineering, legal, operating, economic, social, environmental, and/or other relevant factors reasonably required to serve as the basis for the decision to complete the expansion of this project.

This news release contains certain forward-looking statements and information, including “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements and information expressed, as at the date of this news release, McEwen Mining Inc.’s (the “Company”) estimates, forecasts, projections, expectations or beliefs as to future events and results. Forward-looking statements and information are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management, are inherently subject to significant business, technical, economic and competitive uncertainties, risks and contingencies, and there can be no assurance that such statements and information will prove to be accurate. Therefore, actual results and future events could differ materially from those anticipated in such statements and information. Risks and uncertainties that could cause results or future events to differ materially from current expectations expressed or implied by the forward-looking statements and information include, but are not limited to, factors associated with fluctuations in the market price of precious metals, mining industry risks, political, economic, social, technical and security risks associated with foreign operations, risks associated with the construction of mining operations and commencement of production and the projected costs thereof, risks related to litigation, the state of the capital markets, environmental risks and hazards, uncertainty as to calculation of mineral resources and reserves, accuracy of production information and other risks. Readers should not place undue reliance on forward-looking statements or information included herein, which speak only as of the date hereof. The Company undertakes no obligation to reissue or update forward-looking statements or information as a result of new information or events after the date hereof except as may be required by law. See McEwen Mining’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014 and other filings with the Securities and Exchange Commission, under the caption “Risk Factors”, for additional information on risks, uncertainties and other factors relating to the forward-looking statements and information regarding the Company. All forward-looking statements and information made in this news release are qualified by this cautionary statement.

The NYSE and TSX have not reviewed and do not accept responsibility for the adequacy or accuracy of the contents of this news release, which has been prepared by management of McEwen Mining Inc.

For further information contact:

Sheena Scotland Director, Investor Relations Tel: (647) 258-0395 ext 410 Toll Free: (866) 441-0690 Fax: (647) 258-0408 Facebook: facebook.com/mcewenrob Twitter: twitter.com/mcewenmining	Mailing Address 150 King St W, Suite 2800 P.O. Box 24 Toronto, ON M5H 1J9 E-mail: info@mcewenmining.com